SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2012

Guidance Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33197	95-4661210
(Commission File Number)	(IRS Employer Identification No.)

215 North Marengo Avenue, Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 626-229-9191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2012, Guidance Software, Inc. (the “Company”) entered into an Office Lease Agreement (the “Lease”) with 1055 East Colorado – Pasadena, CA L.P., a Delaware limited partnership (“Landlord”), to lease 86,790 rentable square feet (the “Premises”) of an office building located at 1055 East Colorado Boulevard, Pasadena, California 91106 (the “Building”). The Lease begins on August 1, 2013 and has an initial term of ten years and ten months. The Lease will allow the Company to consolidate its Pasadena operations into a single location. The total annual rent under the Lease ranges from approximately $2.5 million for the first year to approximately $3.4 million for the final year of the Lease. The Company has two options to extend the Lease, each for a period of five years.

The Company has a one-time right to terminate the Lease in its entirety by providing notice to Landlord prior to May 31, 2020 and making a payment of approximately $4.0 million to Landlord (or, if the Company’s total leased square footage does not equal 86,790 square feet at the time such termination right is exercised, a payment equal to the sum of $45.52 times the total number of square feet then being leased by the Company). The Company has the right to sublease, assign or transfer the Premises, subject to certain terms and conditions.

The foregoing summary is qualified in its entirety by reference to the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Office Lease Agreement by and between 1055 East Colorado – Pasadena, CA L.P. and Guidance Software, Inc., dated July 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.
(a Delaware Corporation)

/S/ VICTOR LIMONGELLI
Victor Limongelli
Chief Executive Officer, President and Director

July 27, 2012